UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 28, 2020

RELIANCE STEEL & ALUMINUM CO.

(Exact name of registrant as specified in its charter)

Delaware	001-13122	95-1142616
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 South Grand Avenue, Suite 5100
Los Angeles, CA 90071

(Address of principal executive offices)

(213) 687-7700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RS	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01.     Other Events

On August 3, 2020, Reliance Steel & Aluminum Co. (the “Company”) completed the issuance and sale of $400.0 million aggregate principal amount of its 1.300% Senior Notes due 2025 (the “2025 Notes”) and $500.0 million aggregate principal amount of its 2.150% Senior Notes Due 2030 (the “2030 Notes” and together with the 2025 Notes, the “Notes”). The Notes were sold pursuant to an underwriting agreement, dated July 28, 2020, among the Company and J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule 1 thereto, which is filed as Exhibit 1.1 hereto and incorporated by reference herein. The offer and sale of the Notes was registered under an effective Registration Statement on Form S-3 (Registration No. 333-240139), filed with the SEC on July 28, 2020 and the Notes were issued pursuant to an Indenture, dated August 3, 2020, among the Company and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated August 3, 2020, among the Company and Wells Fargo Bank, National Association, as trustee (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The Notes are the Company's senior unsecured obligations and will rank equally in right of payment with all of its existing and future unsecured and unsubordinated obligations. Interest on the 2025 Notes will accrue from their date of issuance at a rate of 1.300% per year, and interest on the 2030 Notes will accrue from their date of issuance at a rate of 2.150% per year. Interest on the Notes will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2021.

The 2025 Notes will mature on August 15, 2025 and the 2030 Notes will mature on August 15, 2030. Prior to (i) with respect to the 2025 Notes, July 15, 2025 (one month prior to the maturity date of the 2025 Notes), and (ii) with respect to the 2030 Notes, May 15, 2030 (three months prior to the maturity date of the 2030 Notes), the Company may redeem all or a portion of either series of Notes at any time, at its option, at a redemption price equal to the greater of: (1) 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, and (2) the sum of the present values of the remaining scheduled payments (assuming that the 2025 Notes matured on July 15, 2025 and the 2030 Notes matured on May 15, 2030) of principal and interest in respect of the Notes being redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date, on a semi-annual basis, at the treasury rate plus 20 basis points in the case of the 2025 Notes and plus 25 basis points in the case of the 2030 Notes, plus in each case accrued and unpaid interest to, but excluding, the date of redemption.

On or after (i) with respect to the 2025 Notes, July 15, 2025 (one month prior to the maturity date of the 2025 Notes), and (ii) with respect to the 2030 Notes, May 15, 2030 (three months prior to the maturity date of the 2030 Notes), the Company may redeem all or a portion of the Notes at any time, at its option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption.

The net proceeds from the offering were approximately $889.0 million, after deducting the underwriting discounts and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering to repay outstanding indebtedness under its unsecured revolving credit facility and its unsecured term loan and for general corporate purposes.

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of its Restricted Subsidiaries (as defined in the First Supplemental Indenture) to secure indebtedness with a security interest on certain property or stock or to engage in certain sale and leaseback transactions with respect to certain properties.

The material terms and conditions of the Notes are set forth in the Base Indenture, attached hereto as Exhibit 4.1, and the First Supplemental Indenture, attached hereto as Exhibit 4.2, each of which is incorporated herein by reference. The descriptions of the Indenture and the Notes in this report are summaries and are qualified in their entirety by the terms of the Indenture and the forms of Notes included in the First Supplemental Indenture.

Item 9.01.     Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated July 28, 2020, among Reliance Steel & Aluminum Co., J.P. Morgan Securities LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC as representatives of the several underwriters named in Schedule 1 thereto.
4.1	Indenture, dated August 3, 2020, among Reliance Steel & Aluminum Co. and Wells Fargo Bank, National Association, as trustee.
4.2	First Supplemental Indenture, dated August 3, 2020, among Reliance Steel & Aluminum Co. and Wells Fargo Bank, National Association, as trustee (including form of 2025 Note and form of 2030 Note).
5.1	Opinion of Hogan Lovells US LLP.
23.1	Consent of Hogan Lovells US LLP (contained in Exhibit 5.1).
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RELIANCE STEEL & ALUMINUM CO.

Dated: August 3, 2020	By:	/s/ William A. Smith II
William A. Smith II
Senior Vice President, General Counsel and Corporate Secretary